EXHIBIT 5



                                                              September 16, 1996


Duke Power Company
422 South Church Street
Charlotte, NC  28242-0001

Gentlemen:

         I am the General Counsel of Duke Power Company, a North Carolina corporation (the "Company"), and in such capacity I have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), for the registration of 2,000,000 shares of the Company's Common Stock, without par value ( the "Shares"), which Shares will be granted, or received upon the exercise of certain awards granted, under the Duke Power Company Stock Incentive Plan (the "Plan").

         I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

         Based on the foregoing, I am of the opinion that the Shares are duly authorized and when the Shares have been (i) issued and delivered in accordance with the terms of the Plan, or (ii) received upon exercise of awards granted under and delivered in accordance with the Plan and Award Agreements (as defined in the Plan) entered into pursuant to the Plan, such Shares will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,



                                             Steve C. Griffith, Jr.



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